Exhibit 4.1

iPOWER INC.

The undersigned, the Chief Executive Officer of iPower Inc., a Nevada corporation (the “Corporation”), does hereby certify that, pursuant to Nevada Revised Statute 78.1955 and the authority conferred upon the Board of Directors by the Articles of Incorporation of the Corporation, the following resolution creating a series of preferred stock to be designated as Series A Convertible Preferred Stock, was duly adopted on November 12, 2020.

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation by provisions of the Articles of Incorporation of the Corporation, as amended and restated on November 13, 2020, as document number NV20181256543 (the “Articles of Incorporation”), there hereby is created out of the 20,000,000 shares of authorized preferred stock, par value $0.001 per share (the “Preferred Stock”), of the Corporation, as authorized in Article FOURTH of the Corporation’s Articles of Incorporation, a series of Preferred Stock of the Corporation, to be designated “Series A Preferred Stock,” consisting of up to two hundred thousand (200,000) shares of the Corporation’s Series A voting convertible redeemable preferred stock, par value $0.001 per share, which Series A Preferred Stock shall have the following designations, powers, preferences and relative and other special rights and the following qualifications, limitations and restrictions:

TERMS OF SERIES A CONVERTIBLE PREFERRED STOCK

1.                   Designation and Number.

(a)              A series of Preferred Stock of the Corporation, designated as voting, convertible, redeemable Series A Preferred Stock, par value $0.001 per share (“Series A Preferred Stock”), is hereby established. The number of authorized shares of Series A Preferred Stock to be issued shall be two hundred thousand (200,000) shares.

(b)             The stated and liquidation value of the Series A Preferred Stock shall be TEN dollars ($10.00) per share (“Stated Value”).

(c)              The Series A Preferred Stock is being issued pursuant to the terms of that certain share purchase agreement among each of the purchasers (the “Purchasers”) and the Corporation, dated as of December [ ], 2020 (the “Purchase Agreement”). Unless otherwise separately defined in this Certificate of Designation (this “Certificate”), all capitalized terms, when used herein, shall have the same meaning as they are defined in the Purchase Agreement.

(d)              As used in this Certificate, the term “Holders” shall mean the holder(s) of shares of Series A Preferred Stock.

2.                   Rank. All shares of the Series A Preferred Stock shall rank:

(a)              senior to (i) the Corporation’s Class A voting common stock, $0.001 par value per share, of the Corporation (the “Class A Common Stock”) and Class B super voting common stock, $0.001 par value per share, of the Corporation (the “Class B Common Stock”); and (ii) except as set forth in Section 2(b) below, any other class of Preferred Stock which shall be specifically designated as junior to the Series A Preferred Stock, (collectively, with the Class A Common Stock and Class B Common Stock, the “Junior Securities”), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary;

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(b)                pari passu and on parity with any other class or series of Preferred Stock of the Corporation hereafter created specifically ranking, by its terms, on parity with the Series A Preferred Stock (the “Pari Passu Securities”); and

(c)                junior to any class or series of secured debt securities or indebtedness of the Corporation hereafter created specifically ranking, by its terms, senior to the Series A Preferred Stock (collectively, the “Senior Securities”), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

3.                   Liquidation Preference. In the event of a merger, sale (of substantially all assets or stock), any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, then, either (i) after any distribution or payment on Senior Securities, (ii) simultaneous and on a pro-rata basis with any distribution or payment on Pari Passu Securities, and (iii) before any distribution or payment shall be made to the Holders of the Common Stock or any other Junior Securities, each Holder of Series A Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the Corporation available for distribution to its stockholders, an amount (the “Liquidation Preference”) equal to the aggregate number of shares of Series A Preferred Stock then outstanding multiplied by ten dollars ($10.00). If the assets of the Corporation are not sufficient to generate cash sufficient to pay in full the Liquidation Preference, then the Holders of Series A Preferred Stock shall share ratably (together with Holders of any Pari Passu Securities) in any distribution of cash generated by such assets in accordance with the respective amounts that would have been payable in such distribution as if the amounts to which the Holders of outstanding shares of Series A Preferred Stock are entitled were paid in full.

4.                   Dividends. The Series A Preferred Stock shall pay a dividend of nine percent (9%) per annum (the “Dividend”), which Dividend shall be cumulative and payable in cash only in the event of Redemption of the Series A Preferred Stock referred to in Section 7 below. In the event that the Series A Preferred Stock shall be converted into Conversion Shares in accordance with Section 6 below, no Dividend shall accrue or be payable.

5.                   Voting Rights. Except as otherwise set forth herein, the Holders of Series A Preferred Stock shall have no right to vote as a separate class on any matter submitted to vote by the stockholders of the Corporation, excluding, however, any proposed amendment that would adversely alter or change any preference or any relative or other right given to the Series A Preferred Stock; in which event the Series A Preferred Stock may vote as a separate class with respect to such amendment.

6.                   Conversion.

(a)                Automatic Conversion. Upon the Corporation’s completion of its initial public offering and listing of the Class A Common Stock for trading on the Nasdaq Capital Market or other national securities exchange (“IPO”), all of the issued and outstanding shares of the Series A Preferred Stock shall automatically be converted into shares of the Corporation’s Class A Common Stock (the “Conversion Shares”), without any action or consent on the part of the Holder, and with such shares to be converted at the Conversion Price described in Section 6(b) below.

(b)                Conversion Price. The conversion price of the Series A Preferred Stock shall be seventy percent (70%) of the initial per share offering price of the Corporation’s Class A Common Stock sold to the public in the IPO (the “Conversion Price”). Such Conversion Price shall be subject to adjustment pursuant to Section 8 below. Each share of Series A Preferred Stock shall be convertible into that number of Conversion Shares as shall be determined by dividing (i) $10.00 by (ii) the Conversion Price then in effect.

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7.                   Redemption. In the event the IPO shall not have occurred by 5:00 p.m. (Pacific time) on [December 31], 2021, the date that is one year following the closing of the sale of the Series A Preferred Stock, the Company shall redeem and repurchase for cash all and not less than all of the outstanding shares of Series A Preferred Stock for a purchase price equal to (a) the product of multiplying the $10.00 Stated Value of each outstanding share of Series A Preferred Stock by the total number of outstanding shares of Series A Preferred Stock, plus (b) all accrued and unpaid Dividends owed thereon.

8.                   Adjustment for Reclassification, Exchange, and Substitution. If at any time or from time to time after the date upon which the first share of Series A Preferred Stock was issued by the Corporation (the “Original Issuance Date”), the shares of the Corporation’s Class A Common Stock (which shall include the Conversion Shares issuable upon the conversion of the Series A Preferred Stock), shall be changed into the same or a different number of shares of any class or classes of stock, whether by forward or reverse split(s) of the outstanding Corporation Class A Common Stock, recapitalization, reclassification, reorganization, merger, exchange, consolidation, sale of assets or otherwise, then, in any such event, each Holder of Series A Preferred Stock shall have the right thereafter to convert such Series A Preferred Stock into the kind and amount of stock and other securities and property receivable upon such stock split(s), recapitalization, reclassification, reorganization, merger, exchange, consolidation, sale of assets or other change into the number of Conversion Shares into which such shares of Series A Preferred Stock could have been converted immediately prior to such forward or reverse split(s), recapitalization, reclassification, reorganization, merger, exchange, consolidation, sale of assets or other change, or with respect to such other securities or property by the terms thereof.

9.                   Reservation of Corporation Common Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of the Corporation’s Class A Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Corporation’s Articles of Incorporation.

10.               Fractional Shares. No fractional share shall be issued upon the conversion of any share or shares of Series A Preferred Stock. All shares of Class A Common Stock of the Corporation (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred Stock by a Holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share.

11.               No Reissuance of Series A Preferred Stock. No share or shares of Series A Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

12.               Amendment. This Certificate or any provision hereof may be amended by obtaining the affirmative vote at a meeting duly called for such purpose, or written consent without a meeting in accordance with the Nevada Revised Statutes, of (i) the Holders of a majority of the outstanding shares of Series A Preferred Stock, voting separately as a single class, (ii) with such other stockholder approval, if any, as may then be required pursuant to the Nevada Revised Statutes and the Articles of Incorporation, and (iii) the Board of Directors of the Corporation.

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13.               Protective Provisions. So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, nor shall it permit any of its Subsidiaries to, take any of the following corporate actions (whether by merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent) of the Holders of a majority of the issued and outstanding shares of Series A Preferred Stock (the “Series A Majority Holders”):

(a)                alter or change the rights, preferences or privileges of the Series A Preferred Stock, or increase the authorized number of shares of Series A Preferred Stock; or

(b)                issue any additional shares of Series A Preferred Stock.

Notwithstanding the foregoing, no change pursuant to this Section 12 shall be effective to the extent that, by its terms, it applies to less than all of the Holders of shares of Series A Preferred Stock then outstanding.

14.               Cancellation of Series A Preferred Stock. If any shares of Series A Preferred Stock are converted pursuant to this Certificate, the shares so converted shall be canceled, shall return to the status of authorized, but unissued Preferred Stock of no designated series, and shall not be issuable by the Corporation as Series A Preferred Stock.

15.               Lost or Stolen Certificates. Upon receipt by the Corporation of (i) evidence of the lost, theft, destruction or mutilation of any Series A Preferred Stock Certificate(s) and (ii) (y) in the case of loss, theft or destruction, indemnity (without any bond or other security) reasonably satisfactory to the Corporation, or (z) in the case of mutilation, the Series A Preferred Stock Certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver new Series A Preferred Stock Certificate(s) of like tenor and date. However, the Corporation shall not be obligated to reissue such lost, stolen, destroyed or mutilated Series A Preferred Stock Certificate(s) if the Holders contemporaneously requests the Corporation to convert such Series A Preferred Stock.

16.               Waiver. Notwithstanding any provision in this Certificate to the contrary, any provision contained herein and any right of the Holders of Series A Preferred Stock granted hereunder may be waived as to all shares of Series A Preferred Stock (and the Holders thereof) upon the written consent of the Series A Majority Holders, unless a higher percentage is required by applicable law, in which case the written consent of the Holders of not less than such higher percentage of shares of Series A Preferred Stock shall be required.

17.               Certain Definition. As used in this Certificate, the term “Subsidiary” shall mean, as it applies to the Corporation, any one or more Persons, a majority of the capital stock or other equity interests of which are owned directly or indirectly (through another Subsidiary) by the Corporation.

18.               Notices. Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally, by nationally recognized overnight carriers or by confirmed facsimile transmission, and shall be effective five days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by nationally recognized overnight carrier or confirmed facsimile transmission, in each case addressed to a party. The addresses for such communications are as set forth in the Purchase Agreement, or such other address as may be designated in writing hereafter, in the same manner, by such person.

Signature page follows

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The undersigned declares under penalty of perjury under the laws of the State of Nevada that the matters set forth in this certificate are true and correct of his own knowledge.

The undersigned has executed this certificate on December 31, 2020.

iPower Inc.

By: /s/ Chenlong Tan

Name: Chenlong Tan

Title: Chief Executive Officer

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